                                                                   EX-99.23.i.ii

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THOMPSON BRUSSELS   CINCINNATI   CLEVELAND    COLUMBUS    DAYTON    NEW YORK WASHINGTON, D.C.

         HINE

November 27, 2001

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Alpha Analytics Investment Trust

1901 Avenue of the Stars, Suite 123

Los Angeles, California 90067

RE:  ALPHA ANALYTICS INVESTMENT TRUST, FILE NOS. 333-65407 AND 811-9039

Gentlemen:

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This letter is in response to your request for our opinion in connection with the filing of Post-Effective Amendment No. 5 to the Registration Statement, File Nos. 33-65407 and 811-9039 (the “Registration Statement”), of Alpha Analytics Investment Trust (the “Trust”).

We have examined a copy of the Trust’s Agreement and Declaration of Trust, the Trust’s By-laws, the Trust’s record of the various actions by the Trustees thereof, and all such agreements, certificates of public officials, certificates of officers and representatives of the Trust and others, and such other documents, papers, statutes and authorities as we deem necessary to form the basis of the opinion hereinafter expressed.  We have assumed the genuineness of the signatures and the conformity to original documents of the copies of such documents supplied to us as copies thereof.

Based upon the foregoing, we are of the opinion that, after Post-Effective Amendment No. 5 is effective for purposes of applicable federal and state securities laws, the shares of Alpha Analytics Value Fund (the “Fund”), a series of the Trust, if issued in accordance with the then current Prospectus and Statement of Additional Information of the Fund, will be legally issued, fully paid and non-assessable.

We hereby give you our consent to file this opinion with the Securities and Exchange Commission as an exhibit to Post-Effective Amendment No. 5 to the Registration Statement.

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Very truly yours,

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/s/Thompson Hine LLP

Thompson Hine LLP

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